Exhibit 1.1

DEALER MANAGER AGREEMENT

             [•], 2004

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

Ladies and Gentlemen:

1.	The Exchange Offers. Yellow Roadway Corporation, a Delaware corporation (the “Company”), proposes to exchange (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the “Exchange Offers”) its 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “New 3.375% Notes”) that are convertible into common stock, par value $1.00 per share (the “Shares”), of the Company, for any and all of its issued and outstanding 3.375% Contingent Convertible Senior Notes due 2023 (the “Existing 3.375% Notes”) that are convertible into Shares of the Company, and its 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “New 5.0% Notes”, and together with the New 3.375% Notes, the “New Notes”) that are convertible into Shares of the Company, for any and all of its issued and outstanding 5.0% Contingent Convertible Senior Notes due 2023 (the “Existing 5.0% Notes”, and together with the Existing 3.375% Notes, the “Existing Notes”) that are convertible into Shares of the Company, on the terms and subject to the conditions set forth in the Exchange Offer Material (as hereinafter defined) as the same may be amended or supplemented from time to time.

2.	Appointment as Dealer Manager. The Company hereby appoints you as Dealer Manager (the “Dealer Manager”) and authorizes you to act as such in connection with the Exchange Offers. On the basis of the representations, warranties and covenants of the Company contained herein, you agree, in accordance with customary practice, to perform those services in connection with the Exchange Offers as are customarily performed by investment banks in connection with exchange offers of a like nature, including, but not limited to, using reasonable best efforts to solicit tenders of Existing Notes pursuant to the Exchange Offers and communicating generally regarding the Exchange Offers with brokers, dealers, commercial banks and trust companies and other holders of Existing Notes. In such capacity, you shall act as an independent contractor, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Company.

The Company further authorizes you to communicate with Deutsche Bank Trust Company Americas, in its capacity as depositary (the “Depositary”), and with Morrow & Co., Inc., in its capacity as information agent (the “Information Agent”), with respect to matters relating to the Exchange Offers. The Company has instructed the Depositary to advise you at least every three business days for the first 12 business days after the commencement of the Exchange Offers and at least daily thereafter as to the principal amount of Existing 3.375% Notes and the principal amount of Existing 5.0% Notes which have been tendered pursuant to the applicable Exchange Offer and as to such other matters in connection with the applicable Exchange Offer as you may request.

3.	No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. Neither you nor any of your affiliates shall have any liability to the Company or any other person for any losses, claims, damages, liabilities and expenses (each, a “Loss” and collectively, the “Losses”) arising from any act or omission on the part of any broker or dealer in securities (a “Dealer”), bank or trust company, or any other person in connection with the Exchange Offer, and neither you nor any of your affiliates shall be liable for any Losses arising from your own acts or omissions in performing your obligations as

Dealer Manager hereunder, except for any such Losses which are finally judicially determined to have resulted primarily from your bad faith, gross negligence or willful misconduct. In soliciting or obtaining tenders, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you, as Dealer Manager, are not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of the Company or any of its affiliates, security holders, creditors or of any other person solely because of your position as Dealer Manager. In soliciting or obtaining tenders, you shall not be and shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with the Company or any of its affiliates in connection with the Exchange Offers, any acceptance of the Existing Notes, or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as your agent. The Company shall have sole authority for the acceptance or rejection of any and all tenders.

4.	The Exchange Offer Material and Withdrawal Rights. The Company agrees to furnish you, at its expense, with as many copies as you may reasonably request of (i) each of the documents that is filed by or on behalf of the Company with the Securities and Exchange Commission (the “Commission”) or any other federal, state, local or foreign governmental or regulatory authorities or any court (each an “Other Agency” and collectively, the “Other Agencies”), including each registration statement, preliminary and final prospectus filed with the Commission in connection with the Exchange Offers and all documents incorporated therein by reference, (ii) each offering circular, solicitation statement, disclosure document, or other explanatory statement, or other report, filing, document, release or communication mailed, delivered, published, or filed by or on behalf of the Company in connection with the Exchange Offers, (iii) each document required to be filed with the Commission pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the “Exchange Act”), pertaining to either the Exchange Offers or the Company during the term of this Agreement and (iv) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents, including but not limited to each related letter of transmittal (each of (i), (ii), (iii) and (iv), together with each document incorporated by reference into any of the foregoing, the “Exchange Offer Material”). The Exchange Offer Material has been or will be prepared and approved by, and is the sole responsibility of, the Company. At the commencement of the Exchange Offers, the Company shall cause timely to be delivered, to each registered holder of any Existing Notes legally or contractually entitled thereto, the Exchange Offer Material and any other offering materials prepared expressly for use by holders of Existing Notes tendering in the Exchange Offers, together with a return envelope. Thereafter, to the extent practicable, until the expiration of the Exchange Offers, the Company shall use its best efforts to cause copies of such materials and a return envelope to be mailed to each person who becomes a holder of any applicable Existing Notes.

The Company acknowledges and agrees that you may use the Exchange Offer Material as specified herein without assuming any responsibility for independent investigation or verification on your part and the Company represents and warrants to you that you may rely on the accuracy and adequacy of any information delivered to you by or on behalf of the Company without assuming any responsibility for independent verification of such information or without performing or receiving any appraisal or evaluation of the Company’s assets or liabilities.

You hereby agree, as Dealer Manager, that you will not disseminate any written material for or in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offers other than the Exchange Offer Material.

The Company agrees that no Exchange Offer Material will be used in connection with the Exchange Offers or the transactions contemplated thereby or filed with the Commission or any Other Agency with respect to the Exchange Offers or the transactions contemplated thereby:

(1)	without first obtaining your prior approval (which approval shall not be unreasonably delayed or withheld) with respect to (i) each of the documents filed by or on behalf of the Company with the Commission or any Other Agency in connection with the Exchange Offers, including each registration statement, preliminary and final prospectus filed with the Commission, (ii) each offering circular, solicitation statement, disclosure document, or other explanatory statement, or other report, filing, document, release or communication mailed, delivered, published, or filed by or on behalf of the Company in connection with the Exchange Offers, (iii) each document required to be filed with the Commission pursuant to the provisions of the Securities Act and the Exchange Act pertaining to the Exchange Offers and (iv) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents, including but not limited to each related letter of transmittal; provided that this Section 1(a)(1) shall not apply to any documents incorporated by reference into any of the foregoing materials; and

(2)	with respect to any Exchange Offer Material not included in (1) above, without previously submitting such document to you a reasonable time prior to the first use or filing thereof and giving reasonable consideration to your or your counsel’s comments, if any, thereon, subject, however to compliance with the Securities Act and the Exchange Act.

In the event that the Company (a) uses or permits the use of any Exchange Offer Material in connection with the Exchange Offers or files any such material with the Commission or any Other Agency, with respect to the materials describe in (1) above, without your prior approval or, with respect to the materials described in (2) above, that, in the Dealer Manager’s judgment, compromises your position as or your ability to perform your role as Dealer Manager or your ability to comply with the Securities Act or the Exchange Act or (b) shall have breached any of its representations, warranties, agreements or covenants herein, then you shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offers without any liability or penalty to you or any Indemnified Person (as hereinafter defined) for such withdrawal, and without loss of any right to the indemnification provided in Section 11 hereof, the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date, or the benefit of any other provisions surviving such withdrawal pursuant to Section 14 hereof. If you withdraw as Dealer Manager, the fees accrued and reimbursement for your expenses through the date of such withdrawal shall be paid to you on or promptly after such date.

5.	Compensation. a) The Company agrees to pay you, as compensation for your services as Dealer Manager in connection with the Exchange Offers:

i)	a fee of $4 per $1,000 par value of Existing 3.375% Notes validly tendered and not withdrawn, payable whether or not any Existing 3.375% Notes are acquired by the Company upon the expiration or termination of the Exchange Offer for the Existing 3.375% Notes; and

ii)	a fee of $4 per $1,000 par value of Existing 5.0% Notes validly tendered and not withdrawn, payable whether or not any Existing 5.0% Notes are acquired by the Company upon the expiration or termination of the Exchange Offer for the Existing 5.0% Notes.

The fee in (i) above is only payable if 50% or more in aggregate principal amount of the Existing

3.375% Notes are validly tendered and not withdrawn pursuant to the Exchange Offer for the Existing 3.375% Notes. The fee in (ii) above is only payable if 50% or more in aggregate principal amount of the Existing 5.0% Notes are validly tendered and not withdrawn pursuant to the Exchange Offer for the Existing 5.0% Notes.

6.	Expenses of Dealer Manager and Others. In addition to your compensation for your services hereunder pursuant to Section 5 hereof, the Company agrees to pay directly for (a) all fees and expenses incurred by the Company relating to the preparation, printing, filing, mailing and publishing of all Exchange Offer Material, (b) all fees and expenses of the Depositary, the Information Agent or other persons rendering services in connection with the Exchange Offers, (c) all advertising charges in connection with the Exchange Offers or the transactions contemplated thereby, including those of any public relations firm or other person or entity rendering services in connection therewith incurred by the Company (but excluding any charges related to the announcements described in Section 23 of this Agreement), (d) all fees, if any, payable to Dealers (including you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Exchange Offer Material to their customers, (e) any and all fees and expenses incurred in connection with the listing on the Nasdaq National Market of the Shares, and (f) all fees and expenses incurred by you in connection with the Exchange Offers or the transactions contemplated thereby or otherwise in connection with the performance of your services hereunder (including fees and disbursements of your legal counsel but excluding advertising charges incurred by you) up to but not exceeding $50,000 in the aggregate. All payments to be made by the Company pursuant to this Section 6 shall be made promptly against delivery to the Company of statements therefor. The Company shall be liable for the foregoing payments whether or not the Exchange Offers or the transactions contemplated thereby are commenced, withdrawn, terminated or cancelled prior to the acceptance of any Existing Notes or whether the Company or any of its subsidiaries or affiliates acquires any Existing Notes pursuant to the Exchange Offers or whether you withdraw pursuant to Section 4 hereof.

7.	Holder Lists. The Company will cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the aggregate principal amount of Existing Notes held by, the holders of Existing Notes as of a recent date and will cause you to be advised from day to day during the period of the Exchange Offers as to any transfers of record of Existing Notes.

8.	Additional Obligations of the Company. a) The Company will furnish to you, without charge, one signed copy of the registration statement relating to the Exchange Offers (the “Registration Statement”) and any post-effective amendments thereto, including all of the documents incorporated by reference therein and all financial statements and schedules, unless such documents are available on the Commission’s EDGAR system.

b)	The Company will use its reasonable best efforts to cause the Registration Statement and any post-effective amendments thereto to become effective as promptly as practicable. The Company will prepare and file, as required, any and all necessary amendments or supplements to any of the Exchange Offer Material, will promptly furnish to you true and complete copies of each such amendment and supplement within a reasonable period of time prior to the filing thereof and will use its reasonable best efforts to cause the same to become effective as promptly as practicable.

c)	The Company shall advise you promptly of (i) the time when the Registration Statement has become effective and when any post-effective amendment thereto becomes effective, (ii) the occurrence of any event which would reasonably be expected to cause the Company to withdraw, rescind, terminate or modify the Exchange Offers or otherwise not consummate the Exchange Offers, (iii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Exchange Offer Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iv) any proposal or requirement to make, amend or supplement any filing required by the Securities Act, the Exchange Act or “blue sky” or other state securities laws in connection with the Exchange Offers or to make any filing in connection with the Exchange Offers pursuant to any other applicable law, rule or regulation, (v) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Exchange Offers (and, if in writing, will furnish you with a copy thereof), (vi) any material developments in connection with the Exchange Offers, including, without limitation, the commencement of any lawsuit concerning the Exchange Offers and (vii) any other information relating to the Exchange Offers, the Exchange Offer Material or this Agreement which you may from time to time reasonably request. If at any time the Commission shall issue any order suspending the effectiveness of the Registration Statement or any state securities commission or other regulatory authority shall issue an order suspending the qualification of either the New 3.375% Notes or the New 5.0% Notes under state securities or “blue sky” laws, the Company shall make every reasonable effort to obtain the withdrawal of such order at the earliest practicable time.

d)	Prior to the issuance of the New Notes, the Company shall obtain the registration or qualification thereof under the securities or “blue sky” laws of such jurisdictions as may be required for the consummation of the Exchange Offers; provided, however, that in no event shall the Company or any of the subsidiary guarantors be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to the imposition of any tax or to service of process in suits, other than those arising out of the offering or sale of the New Notes, in any jurisdiction where it is not now so subject.

e)	Until an earnings statement has been filed pursuant to Section 8(h), the Company will deliver to you, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its security holders, and of all current, regular and periodic reports filed by the Company or any of its subsidiaries with any securities exchange or with the Commission or any governmental authority succeeding to any of the Commission’s functions; provided however that, if such statements, reports or notices are available on the Commission’s EDGAR system, the Company will not be required to deliver such statements, reports or notices, other than tender offer or consent solicitation notices related to the New Notes.

f)	Prior to the consummation of the Exchange Offers, the Company shall furnish to you, as soon as they have been prepared by the Company, a copy of any consolidated financial statements of the Company and its consolidated subsidiaries for any period subsequent to the period covered by the financial statements appearing in the Registration Statement and the prospectus included in the Registration Statement at the time it became effective (the “Prospectus,” which term shall also be defined to include any prospectus filed with the Commission pursuant to Rule 424 under the Securities Act).

g)	The Company will fully comply in a timely manner with the applicable provisions of Rules 424 and 430A under the Securities Act.

h)	The Company agrees to make generally available to its security holders as soon as practicable an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act covering a twelve month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date of the Registration Statement.

9.	Additional Representations, Warranties and Covenants of the Company. The Company represents and warrants to you that:

a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as described in the Exchange Offer Material; and the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not have a material adverse effect on the business, properties, financial position or results of operations of the Company and all of its subsidiaries and affiliates taken as a whole.

b)	(i) The Company has corporate power and authority to take and has duly taken all necessary corporate action to authorize (A) the Exchange Offers, (B) the issuance of New Notes, (C) the exchange by the Company of New Notes for Existing Notes pursuant to the Exchange Offers, (D) the consummation of the other transactions contemplated thereby and (E) the execution, delivery and performance of this Agreement and all related documents, and (ii) this Agreement has been duly authorized, executed and delivered on behalf of the Company and this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforceability hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity.

c)	The Exchange Offers and the Exchange Offer Material comply or will comply in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”) and with all applicable rules or regulations of the Commission and any Other Agency, including applicable “blue sky” or similar securities laws; the Registration Statement, when it becomes effective and as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and none of the Exchange Offer Material (including, without limitation, any documents incorporated by reference in such Exchange Offer Material) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the Exchange Offer Material in reliance upon and in conformity with information furnished or confirmed in writing by you to the Company expressly for use therein. The Company acknowledges that the only information furnished by or on behalf of the Dealer Manager is the name of the Dealer Manager appearing on the front cover and back cover of the Prospectus; the name of the Dealer Manager appearing on pages 5, 21, 24 and 25 of the Prospectus; and the second and third sentences of the third paragraph under the caption “The Exchange Offers—Fees and Expenses” on pages 24 and 25 of the Prospectus.

d)	The Exchange Offers, the issuance of the New Notes, the exchange of New Notes for Existing Notes pursuant to the Exchange Offers, the consummation of the other transactions contemplated by this Agreement, the Exchange Offers or the Exchange Offer Material, and the execution, delivery and performance of this Agreement and all related documents by the Company comply and will comply in all material respects with all applicable requirements of federal, state, local and foreign law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by the Company, the making or consummation by the Company of the Exchange Offers, the issuance of the New Notes, the exchange of New Notes for Existing Notes pursuant to the Exchange Offers or the consummation of the other transactions contemplated by this Agreement, the Exchange Offers or the Exchange Offer Material, except (i) such additional steps as may be necessary to qualify the New Notes under state securities or “blue sky” laws or (ii) where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of the Company to execute, deliver and perform this Agreement or to commence and consummate the Exchange Offers in accordance with its terms. All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings with and notices to the Commission and the Other Agencies will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the acceptance of the Existing Notes pursuant to the Exchange Offers.

e)	The Exchange Offers, the issuance of the New Notes, the exchange of New Notes for Existing Notes pursuant to the Exchange Offers, the consummation of the other transactions contemplated by this Agreement, the Exchange Offers or the Exchange Offer Material, and the execution, delivery and performance of this Agreement by the Company, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of the Company, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company or any of its subsidiaries is or may be bound or (iii) result in a breach of any of the material terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any material loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is or may be bound and all such material loan or credit agreements, indentures, mortgages, notes or other agreements or instruments that are required to be filed have been filed with the Commission.

f)	No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to the Company’s knowledge, after due inquiry, contemplated before the Commission or any Other Agency with respect to the making or consummation of the Exchange Offers, the effectiveness of the Registration Statement, the offer, issuance, delivery or exchange of the New Notes pursuant to the Exchange Offers or the consummation of the other transactions contemplated by this Agreement, the Exchange Offers or the Exchange Offer Material.

g)

Since the respective dates as of which information is given in the Exchange Offer Material, and except as otherwise stated or contemplated therein, (i) there has been no material adverse change and no development which the Company reasonably expects to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its subsidiaries which are material to the Company and its subsidiaries, taken as a whole, other than those entered into in the ordinary course of business; (iii) there has been no material change in the capital stock of the Company or any of its subsidiaries; and (iv) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

h)	There is no action, suit or proceeding before or by the Commission or any Other Agency, which has been served upon the Company or any of its subsidiaries that is now pending or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Exchange Offer Material (other than as disclosed therein), or which would reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, taken as a whole, or which would reasonably be expected to materially and adversely affect the consummation of any of the transactions contemplated by this Agreement; all pending legal and governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their property or assets is the subject which are not described in the Exchange Offer Material including ordinary routine litigation incidental to the business of the Company or any of its subsidiaries are either adequately reserved for or, considered in the aggregate, not material; and there are no contracts or other documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the Exchange Offer Material by the Securities Act or the Exchange Act which have not been so filed.

i)	The authorized, issued and outstanding capital stock of the Company as of September 30, 2004, is as set forth in the Prospectus under “Capitalization,”; the authorized, issued and outstanding capital stock of the Company has not changed since September 30, 2004 (except for subsequent issuances, if any, pursuant to the reservations, stock option agreements, employee benefit plans or the exercise of convertible securities referred to in the Exchange Offer Material); and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights.

j)	A sufficient number of Shares to be issuable pursuant to the terms of the New 3.375% Notes and the New 5.0% Notes have been duly authorized for issuance and delivery and, when issued and delivered by the Company in accordance with the terms of the New 3.375% Notes and the New 5.0% Notes will be duly and validly issued and fully paid and nonassessable; and the stockholders of the Company have no preemptive rights with respect to the Shares. The Shares will be approved for listing on the Nasdaq National Market upon notice of issuance.

k)	The New 3.375% Notes and the indenture pertaining thereto (the “3.375% Notes Indenture”) will be duly authorized and executed by, and will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity), and will conform to the descriptions thereof in the Exchange Offer Material.

l)

The New 5.0% Notes and the indenture pertaining thereto (the “5.0% Notes Indenture”) will be duly authorized and executed by, and will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity), and will conform to the descriptions thereof in the Exchange Offer Material.

m)	The accountants who have certified the financial statements and supporting schedules included or incorporated by reference in the Exchange Offer Material are independent public accountants with respect to the Company and its subsidiaries as required by the Securities Act.

n)	The 3.375% Notes Indenture and the 5.0% Notes Indenture will comply in all material respects with the applicable provisions of the TIA.

o)	The consolidated financial statements of the Company included or incorporated by reference in the Exchange Offer Material present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations for the periods specified; except as otherwise stated therein, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the supporting schedules included or incorporated by reference in the Exchange Offer Material present fairly the information required to be included therein.

p)	Each of this Agreement, the Exchange Offers, the New 3.375% Notes and the New 5.0% Notes conforms in all material respects to the descriptions thereof contained in the Exchange Offer Material.

q)	The Company is not, and will not be upon consummation of the Exchange Offers, an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

r)	Except as disclosed in the Exchange Offer Material, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a material adverse effect on the business, properties, financial position or results of operations of the Company and all of its subsidiaries and affiliates taken as a whole; and the Company is not aware of any pending investigation which might lead to such a claim.

s)	No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a material adverse effect on the business, properties, financial position or results of operations of the Company and all of its subsidiaries and affiliates taken as a whole.

t)

Each of the representations and warranties contained in this Agreement will continue to be true and correct at the commencement of, at all times during the continuance of and upon the consummation of the Exchange Offers.

10.	Conditions to Obligations of the Dealer Manager. Your obligation to render services pursuant to this Agreement shall at all times be subject, in your discretion, to the following conditions:

a)	The Company at all times shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

b)	All representations, warranties, covenants and other statements of the Company contained in this Agreement are now, at the commencement of, at all times during the continuance of, and upon the consummation of, the Exchange Offers, shall be, true and correct in all material respects.

c)	You shall have received opinions addressed to you and dated the date hereof of Daniel J. Churay, Senior Vice President, General Counsel and Secretary of the Company, and Fulbright & Jaworski L.L.P., special counsel to the Company, with respect to the matters set forth in Exhibits A-1 and A-2, respectively.

d)	You shall have received opinions addressed to you and dated the date of the first issuance of the New Notes pursuant to the Exchange Offers of Daniel J. Churay, Senior Vice President, General Counsel and Secretary of the Company, and Fulbright & Jaworski L.L.P., special counsel to the Company, confirming the opinions delivered pursuant to subparagraph (c) above.

e)	You shall have received such opinion or opinions addressed to you and dated the date hereof and dated the date of the first issuance of the New Notes pursuant to the Exchange Offers of Shearman & Sterling LLP, with respect to the validity of the New Notes, the Registration Statement, the Prospectus and other related matters as the Dealer Manager may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

f)	You shall have received a letter, satisfactory in form to you and your counsel, dated the commencement date of the Exchange Offers (and reaffirmed and updated upon the consummation thereof) and addressed to you, of KPMG LLP, independent certified public accountants for the Company, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained in the Exchange Offer Material.

g)	You shall have received a letter, satisfactory in form to you and your counsel, dated the commencement date of the Exchange Offers (and reaffirmed and updated upon the consummation thereof) and addressed to you, of Ernst & Young LLP, independent certified public accountants for Roadway Corporation, containing statements and information consistent with the draft comfort letter that has been provided to you with respect to the financial statements and certain financial information contained in the Exchange Offer Material.

h)	It shall not have become unlawful under any law or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

11.

Indemnification. a) The Company agrees to hold harmless and indemnify you (including any affiliated companies) and any officer, director, member, partner, employee or agent of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) you, including any affiliated companies (collectively, the “Indemnified Persons”), from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Material or in any other material used by the Company, or authorized by the Company for use in connection with the Exchange Offers or the transactions contemplated thereby, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based upon the commencement of, or any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Exchange Offers or the transactions contemplated thereby or any other failure to comply with the terms and conditions specified in the Exchange Offer Material, (iii) arising out of the breach or alleged breach by the Company of any representation, warranty or covenant set forth in this Agreement or (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person in connection with the Exchange Offers or (v) otherwise arising out of, relating to or in connection with the Exchange Offers, the other transactions described in the Exchange Offer Material or your services as Dealer Manager hereunder. The Company shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 11 which has been finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct on the part of any Indemnified Person, other than any Loss arising out of or resulting from actions performed or omitted to be performed at the request of the Company (other than the actions you have agreed to perform under this Agreement).

b)	The Company and you agree that if any indemnification sought by any Indemnified Person pursuant to this Section 11 is unavailable for any reason or insufficient to hold you harmless, then the Company and you shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and actually received by you, on the other hand, in connection with the transactions contemplated by this Agreement or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and you, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by you to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by you in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses). It is hereby agreed that the relative benefits to the Company, on the one hand, and you, on the other hand, with respect to the Exchange Offers and the transactions contemplated thereby shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid, including without limitation the fair market value of the New Notes, to holders of Existing Notes pursuant to the Exchange Offers and the transactions contemplated thereby (whether or not the Exchange Offers or such transactions are consummated) bears to (ii) the fees actually received by you from the Company in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses). The relative fault of the Company, on the one hand, and of you and other Indemnified Persons, on the other hand, (x) in the case of an untrue or alleged untrue statement of a material fact, shall be determined by reference to, among other things, whether such action or omission relates to information supplied by the Company or by you or the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (y) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted by the Company or by you and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

c)	The Company also agrees to reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 11 or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

d)	The Company agrees that it will not, without your prior written consent, which shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not you, any other Indemnified Person or the Company is an actual or potential party), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.

e)	The foregoing rights to indemnity and contribution shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding and shall be in addition to any other right which you and the other Indemnified Persons may have against the Company at common law or otherwise.

12.	Reference to Dealer Manager. The Company agrees that any reference to you or your affiliates in any Exchange Offer Material, or any other release, publication or communication to any party outside the Company, is subject to your prior approval. If you resign or are terminated prior to the dissemination of any Exchange Offer Material or any other release or communication, no reference shall be made therein to you without your prior written permission.

13.	Access to Information. In connection with your activities hereunder, the Company agrees to furnish you and your counsel with all information concerning the Company that you reasonably deem appropriate and agree to provide you with reasonable access to the Company’s officers, directors, accountants, counsel, consultants and other appropriate agents and representatives, it being understood that you will be entitled to rely upon such information supplied by the Company and such persons without assuming any responsibility for independent investigation or verification thereof.

14.	Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Exchange Offers or upon withdrawal by you as Dealer Manager pursuant to Section 4 hereof, it being understood that Sections 3, 5, 6, 11, 14, 16, 19, 20, 21, 22 and 23 hereof shall survive any termination of this Agreement and Sections 8 and 9 will survive until the expiration of the statute of limitations period under the governing law of this agreement. In addition, you shall have the right to terminate this Agreement if the opinions of counsel specified in Section 10 hereof are not received by you upon request.

15.	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

a) if to you:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

Telecopy No.: 212-325-8278

Attention: IBD Legal/Transactions Advisory Group

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10021

Telecopy No.: 212-848-7179

Attention: Robert Evans III

b) if to Company:

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Telecopy No.: 913-696-6116

Attention: General Counsel

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, TX 77010

Telecopy No.: 713-651-5246

Attention: Charles Strauss

16.	Consent to Jurisdiction; Service of Process. The Company hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum, (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the Borough of Manhattan in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18.	Amendment. This Agreement may not be amended except in writing signed by each party to be bound thereby.

19.	Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

20.	Waiver of Jury Trial. THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE EXCHANGE OFFERS).

21.	Counterparts; Severability. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

22.	Parties in Interest. This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.	Tombstone. The Company acknowledges that you may at your expense place an announcement in such newspapers and periodicals as you may choose, stating that you have acted or are acting as Dealer Manager and financial advisor to the Company in connection with the Exchange Offers and the transactions contemplated thereby.

Please indicate your willingness to act as Dealer Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

YELLOW ROADWAY CORPORATION

By:

Name:

Title:

Accepted as of the date first above written:

CREDIT SUISSE FIRST BOSTON LLC

By:

Name:

Title: